BIOMARIN PHARMACEUTICAL INC.

Exhibit 99.1

Contacts:

Joshua A. Grass	Fredda Malkoff
Manager, Investor Relations	Account Director
BioMarin Pharmaceutical Inc.	Feinstein Kean Healthcare
(415) 884-6777	(617) 761-6747

For Immediate Release:

BioMarin Announces Fourth Quarter

and Year-end 2002 Financial Results

Novato, CA, February 9th, 2003—BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced financial results for its fourth quarter and the full year ended December 31, 2002.

Fourth Quarter 2002 Financial Results

Revenue for the fourth quarter of 2002 was $3.1 million compared to $2.9 million in the fourth quarter of 2001. The net loss was $19.3 million ($0.36 per share, both basic and diluted) in the fourth quarter of 2002 compared to $34.9 million ($0.77 per share, both basic and diluted) for the fourth quarter of 2001.

The net loss in the fourth quarter of 2002 included a non-routine charge that totaled approximately $3.4 million related to the write-off of a leased facility previously planned for expansion of research and development activities.

Year-end 2002 Financial Results

For the year 2002, revenue was $13.9 million compared to $11.3 million in 2001. The net loss in 2002 was $77.5 million ($1.45 per share, both basic and diluted) compared to $67.6 million ($1.65 per share, both basic and diluted) in 2001. The Company had $74 million in cash, cash equivalents, and short-term investments as of December 31, 2002.

Recent Achievements

Fredric D. Price, BioMarin’s Chairman and Chief Executive Officer, commented, “Over the last year BioMarin reached several key development milestones, and is poised to become one of a select group of biotech companies that has both a marketed therapeutic product and a robust clinical pipeline.”

“I am pleased to highlight the clinical, regulatory, and development milestones from the fourth quarter of 2002 and early 2003 related to BioMarin’s lead product, Aldurazyme®, and to our other product candidates:

Recent Aldurazyme Milestones

➢

On January 29, 2003, BioMarin and its joint venture partner Genzyme General (Nasdaq: GENZ) announced that the U.S. Food and Drug Administration (FDA) issued a complete response letter related to the companies’ marketing application for Aldurazyme. Aldurazyme is an investigational enzyme replacement therapy for treatment of mucopolysaccharidosis I (MPS I), a rare, progressive and debilitating genetic disease. In the letter, the FDA noted that the data submitted in the

BIOMARIN PHARMACEUTICAL INC.

application supported the safety and effectiveness of Aldurazyme in MPS I patients. The FDA letter did not request any additional clinical data in order to grant final approval of Aldurazyme. The companies will provide additional information to the FDA and take further action with respect to three issues outlined in the letter: post-marketing commitments, final product labeling, and completion of the manufacturing inspections process. The companies expect to fully respond to the FDA on these matters in the near future. The FDA also noted that they would work with the companies to make this drug available to MPS I patients.

➢	On January 15, 2003, BioMarin and Genzyme announced that the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee voted unanimously that the companies’ clinical data demonstrates efficacy of Aldurazyme. In two separate votes, the panel voted 12–to–0 that the companies’ Phase 3 trial showed a meaningful treatment effect in both primary endpoints—pulmonary capacity, as measured by percent predicted forced vital capacity, and endurance, as measured by the distance covered in a six-minute walk test. The panel stated that any remaining safety and efficacy issues could be addressed with appropriate labeling and post-approval monitoring.

➢	BioMarin recently received notices of allowance for two additional patent applications related to Aldurazyme. These patent applications cover methods to purify alpha-L-iduronidase and the use of Aldurazyme for treating MPS I disease. On August 1, 2002, BioMarin announced that the U.S. Patent and Trademark Office issued U.S. Patent No. 6,426,208 covering BioMarin’s highly purified form of alpha-L-iduronidase. BioMarin’s worldwide intellectual property portfolio now consists of a total of 86 issued patents and 78 patent applications.

➢	In December 2002, BioMarin and Genzyme submitted applications for marketing approval of Aldurazyme in Canada and Australia. In Canada, the application was given priority review status under Health Canada’s Therapeutic Products Program. The companies also requested priority review status in Australia, where the Therapeutic Goods Administration has previously assigned Aldurazyme orphan drug designation.

➢	In December 2002, BioMarin and Genzyme initiated an open-label clinical study in Europe of Aldurazyme in MPS I patients who are five years of age and younger. This study, first announced last year, is intended to gather additional safety and efficacy data in younger MPS I patients who were not part of the Phase 3 study. To date, more than 70 patients have been treated with Aldurazyme as part of the clinical trials, as well as the companies’ Expanded Access Program.

➢	As part of the Biologics License Application (BLA) and Marketing Authorization Application (MAA), the U.S. and European regulatory authorities conducted on site inspections of BioMarin’s manufacturing facilities, where Aldurazyme will be produced. Regulatory inspectors have also visited Genzyme’s manufacturing facilities and third parties who may also be used in the Aldurazyme manufacturing process.

Other Recent Clinical and Development Milestones

➢	BioMarin has obtained Institutional Review Board approval at multiple sites, and expects patient enrollment in February 2003 for its Phase 3 clinical trial of Neutralase for reversal of heparin in coronary artery bypass graft (CABG) surgery, including both ‘on pump’ and ‘off pump’ procedures. This first Phase 3 trial will enroll between 600-800 patients at more than 30 sites in North America and will compare Neutralase to protamine, which is currently used to reverse heparin. Annually, approximately 600,000 CABG surgeries are performed throughout the world.

➢	In January 2003, BioMarin completed the open-label, multi-national Phase 2 clinical trial of Aryplase TM in MPS VI patients. The trial evaluated the efficacy, safety, and pharmacokinetics of

BIOMARIN PHARMACEUTICAL INC.

weekly intravenous infusions of 1.0 mg/kg of Aryplase in 10 MPS VI patients over 6 months. Results will be presented at The American College of Medical Genetics, 9th Annual Clinical Genetics Meeting, being held March 13-16, 2003 in San Diego, California. Aryplase, a specific form of the recombinant human enzyme N-acetylgalactosamine 4-sulfatase (also known as arylsulfatase B), is an investigational enzyme replacement therapy that BioMarin is developing to treat MPS VI, a lysosomal storage disease for which no specific drug treatments currently exist.

➢	On January 2, 2003, BioMarin completed the divestiture of the operating assets of Glyko, Inc. to ProZyme, Inc. Glyko, Inc. developed and sold carbohydrate analysis systems. In December 2001, BioMarin decided to divest the Glyko, Inc. research and analytical reagent business because it diverted resources from the company’s mission of developing enzyme-based pharmaceuticals to treat life-threatening or serious medical conditions.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and other conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including the following potential future products: Aldurazyme for the treatment of MPS I, Neutralase for the reversal of anticoagulants, and Aryplase for the treatment of MPS VI. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin’s product programs, the actual results of the current and planned clinical trials, including the ongoing trials for Aldurazyme, Aryplase, Neutralase and VibrilaseTM, actions of regulatory authorities, particularly the actions by the FDA and EMEA relating to the marketing applications for Aldurazyme, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at http://www.biomarinpharm.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Aldurazyme is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED BALANCE SHEETS

($ Thousands)

	December 31, 2002	December 31, 2001

Assets
Current assets:
Cash and cash equivalents	$33,638	$12,528
Short-term investments	40,340	118,569
Investment in and advances to BioMarin/Genzyme LLC	4,955	4,241
Current assets of discontinued operations of Glyko, Inc.	—	668
Other current assets	2,139	1,922

Total current assets	81,072	137,928
Property, plant and equipment, net	28,206	32,560
Other assets	1,338	1,323

Total assets	$110,616	$171,811

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,930	$6,482
Current liabilities of discontinued operations of Glyko, Inc.	—	229
Other current liabilities	2,917	1,591

Total current liabilities	6,847	8,302
Long-term liabilities	5,226	3,961

Total liabilities	12,073	12,263

Stockholders’ equity:
Common stock	54	52
Additional paid in capital	319,038	305,230
Warrants	5,219	5,134
Deferred compensation	(47)	(699)
Notes receivable from stockholders	(468)	(2,037)
Accumulated other comprehensive income (loss)	327	(13)
Deficit accumulated during development stage	(225,580)	(148,119)

Total stockholders’ equity	98,543	159,548

Total liabilities and stockholders’ equity	$110,616	$171,811

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ Thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001

	(Unaudited)	(Unaudited)
Revenue from BioMarin/Genzyme LLC	$3,135	$2,896	$13,919	$11,330

Operating Expenses:
Research and development	13,226	14,059	54,455	44,914
General and administrative	6,613	1,368	17,541	6,718
In-process research and development	—	11,647	11,223	11,647
Loss of BioMarin/Genzyme LLC	2,438	2,625	9,547	7,333

Total operating expenses	22,277	29,699	92,766	70,612

Loss from operations	(19,142)	(26,803)	(78,847)	(59,282)
Interest income	—	437	2,017	1,871
Interest expense	(183)	(6)	(542)	(17)

Net loss from continuing operations	(19,325)	(26,372)	(77,372)	(57,428)
Income (loss) from discontinued operations	60	(638)	135	(2,266)
Loss on disposal of discontinued operations	(65)	(7,912)	(224)	(7,912)

Net loss	$(19,330)	$(34,922)	$(77,461)	$(67,606)

Net loss per share, basic and diluted	$(0.36)	$(0.77)	$(1.45)	$(1.65)

Weighted average common shares outstanding, basic and diluted	53,702	45,515	53,279	41,083